Exhibit 3.1

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

S.Y. BANCORP, INC.

            Pursuant to the applicable provisions of the Kentucky Business Corporation Act (the "Act"), S.Y. Bancorp, Inc., a Kentucky corporation, hereby adopts the following as its Second Amended and Restated Articles of Incorporation:

ARTICLE I

RESTATEMENT OF ARTICLES
OF INCORPORATION

            1.1            The name of the corporation filing these Second Amended and Restated Articles of Incorporation with the Secretary of State of the Commonwealth of Kentucky is S.Y. Bancorp, Inc. (the "Corporation").

            1.2            The articles of incorporation of the Corporation, as amended and restated, shall be as follows:

ARTICLE I

NAME

            The name of the corporation is S.Y. BANCORP, INC. (hereinafter called the "Corporation").

ARTICLE II

PURPOSES

            The purposes of the Corporation are to engage in and to carry on business of a bank holding company and to engage in any or all business enterprises for which corporations may be organized and which the Board of Directors may deem beneficial, profitable and in the best interests of the Corporation, and to do all other things deemed by the Board of Directors to be necessary or desirable in connection with any of the Corporation's businesses.

ARTICLE III

POWERS

            The Corporation shall have all the powers conferred upon a corporation organized under the provisions of the Act and shall have all powers necessary, proper, convenient or desirable in order to fulfill and further the purposes of the Corporation.

ARTICLE IV

DURATION

            The Corporation is to have perpetual existence.

ARTICLE V

PRINCIPAL OFFICE

            The principal office of the Corporation in the Commonwealth of Kentucky is 1040 East Main Street, Louisville, Jefferson County, Kentucky 40206.

ARTICLE VI

CAPITAL STOCK

            Section 1.            Number and Classes. The aggregate number of shares which the Corporation shall have authority to issue is twenty-one million (21,000,000), consisting of twenty million (20,000,000) shares of Common Stock having no par value and one million (1,000,000) shares of Preferred Stock.

            Section 2.            Terms of Preferred Stock. The Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the Act, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The shares of Preferred Stock of any series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

ARTICLE VII

PREEMPTIVE RIGHT

            Shareholders of the Corporation shall have no preemptive right to acquire unissued or treasury shares of the Corporation or securities convertible into such shares or carrying a right to subscribe to or acquire shares.

ARTICLE VIII

DIRECTORS

            Section 1.            The business and affairs of the corporation shall be managed and conducted by or under the direction of the board of directors. The number of directors of the corporation shall be fixed from time to time by or in the manner provided in the bylaws, but the number thereof shall never be less than nine (9). Each director shall be elected to serve a term of one year, with each director's term to expire at the annual meeting of shareholders next following the director's election as a director. Notwithstanding the expiration of the term of a director, the director shall continue to serve until the director's successor shall be elected and qualified.

            Section 2.            At a meeting of shareholders called expressly for that purpose, one or more directors shall be removed, but only upon a showing of cause, by a vote of the majority of the shareholders then entitled to vote at the election of directors. For purposes of this section, "cause" shall mean the participation by a director in any transaction in which his personal financial interests are in conflict with the financial interests of the corporation or its shareholders; any act or omission not in good faith or which involves intentional misconduct or which is known to a director to be a violation of law; or the participation by a director in any transaction from which the director derived an improper personal benefit.

            Section 3.            Anything contained in these Articles of Incorporation to the contrary notwithstanding (and notwithstanding that a lesser percentage may be specified or permitted by law), the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal any provision of Section 2 of this Article VIII.

ARTICLE IX

BYLAWS

            The Bylaws for the Corporation may be adopted, amended and repealed by the Board of Directors, subject to repeal or change by action of the shareholders.

ARTICLE X

LIABILITY OF DIRECTORS

            No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of his or her duties as a director, except for liability (I) for any transaction in which the director's personal financial interest is in conflict with the financial interests of the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (iii) for any vote for or assent to an unlawful distribution to shareholders as prohibited under KRS 271B.8-330; or (iv) for any transaction from which the director derived an improper personal benefit.

            Any repeal or modification of this Article X by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE XI

BUSINESS COMBINATIONS

            Section 1.            Definitions. For purposes of this Article XI:

             (a)            "Affiliate," including the term "affiliated person," means a person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

             (b)            "Associate," when used to indicate a relationship with any person, means:

                        (i)            any corporation or organization (other than the Company or any Subsidiary) of which such person is an officer, director or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

                         (ii)            any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

                         (iii)            any relative or spouse of such person, or any relative of such spouse, any one of whom has the same home as such person or is a director or officer of the Company or any of its Affiliates.

             (c)            "Announcement Date" means the first general public announcement of the proposal or intention to make a proposal of a Business Combination or its first communication generally to shareholders of the Company, whichever is earlier.

             (d)            "Beneficial Owner," when used with respect to any Voting Stock, means a person who, individually or with any Affiliate or Associate:

                         (i)            beneficially owns such Voting Stock, directly or indirectly;

                         (ii)            has the right to acquire Voting Stock, whether such right is exercisable immediately or only after the passage of time and whether or not such right is exercisable only after specified conditions are met pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise;

                         (iii)            has the right to vote Voting Stock pursuant to any agreement, arrangement or understanding; or

                         (iv)            has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Voting Stock with any other person who beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such shares of Voting Stock.

             (e)            "Book Value" means, as of any date of determination thereof, the consolidated book value of a share of common stock of the Company as determined by the certified public accountants serving or selected by the Company at the time any evaluation is to be made pursuant to this Article XI and shall be computed in accordance with generally accepted accounting principles consistent with computations for prior years of the Company. In computing the book value no allowance of any kind shall be made for good will or other similar intangible assets of the Company.

             (f)            "Business Combination" means:

                         (i)            Unless the merger or consolidation does not alter the contract rights of the stock as expressly set forth in these Articles of Incorporation or change or convert in whole or in part the outstanding shares of stock of the Company, any merger or consolidation of the Company or any Subsidiary with any Interested Shareholder or any other corporation, whether or not itself an Interested Shareholder, which is, or after the merger or consolidation would be, an Affiliate or Associate of an Interested Shareholder who was an Interested Shareholder prior to the transaction;

                         (ii)            Any sale, lease, transfer or other disposition, other than in the ordinary course of business, in one transaction or a series of transactions in any twelve-month period, to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, other than the Company or any Subsidiaries, of any assets of the Company or any Subsidiary having, measured at the time the transaction or transactions are approved by the Board of Directors of the Company, an aggregate book value as of the end of the Company's most recently ended fiscal quarter of 5% or more of the total Market Value of the outstanding stock of the Company or of its net worth as of the end of its most recently ended fiscal quarter;

                         (iii)            The issuance or transfer by the Company or any Subsidiary, in one transaction or a series of transactions in any twelve-month period, of any Equity Securities of the Company or any Subsidiary which have an aggregate Market Value of 5% or more of the total Market Value of the outstanding stock of the Company, determined as of the end of the Company's most recently ended fiscal quarter prior to the first such issuance or transfer, to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, other than the Company or any of its Subsidiaries, except pursuant to the exercise of warrants or rights to purchase securities offered pro rata to all holders of the Company's Voting Stock or any other method affording substantially proportionate treatment to the holders of Voting Stock;

                         (iv)            The adoption of any plan or proposal for the liquidation or dissolution of the Company in which anything other than cash will be received by an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder;

                         (v)            Any reclassification of securities, including any reverse stock split; or recapitalization of the Company; or any merger or consolidation of the Company with any of its Subsidiaries; or any other transaction which has the effect, directly or indirectly, in one transaction or a series of transactions, of increasing by 5% or more the proportionate amount of the outstanding shares of any class of Equity Securities of the Company or any Subsidiary which is directly or indirectly beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

                         (vi)            Any receipt by an Interested Shareholder or any Affiliate or Associate of such Interested Shareholder of the benefit, directly or indirectly, except proportionately as a shareholder of the Company, of any loans, advances, guaranties, pledges or other financial assistance, or any tax credits or other tax advantages provided by or through the Company.

             (g)            "Continuing Director" means any member of the Board of Directors who is not an Affiliate or Associate of an Interested Shareholder or any of its Affiliates, other than the Company or any Subsidiary, and who was a director of the Company prior to the time the Interested Shareholder became an Interested Shareholder, and any other member of the Board of Directors who is not an Affiliate or Associate of an Interested Shareholder or any of its Affiliates, other than the Company or any Subsidiary, and was recommended or elected by a majority of the Continuing Directors at a meeting at which a quorum consisting of a majority of the Continuing Directors was present.

             (h)            "Determination Date" means the date on which an Interested Shareholder first became an Interested Shareholder.

             (i)            "Equity Security" means:

                         (i)            any stock or similar security, certificate of interest, or participation in any profit-sharing agreement, voting trust certificate, or certificate of deposit for the foregoing;

                         (ii)            any security convertible, with or without consideration, into an equity security, or any warrant or other security carrying any right to subscribe to or purchase an equity security; or

                         (iii)            any put, call, straddle, or other option, right or privilege of acquiring an equity security from or selling an equity security to another without being bound to do so.

             (j)            "Independent Member" of the board of directors means any director who is not an officer or full-time employee of the Company or an Affiliate or Associate of an Interested Shareholder or any of its Affiliates.

             (k)            "Interested Shareholder" means any person, other than the Company or any Subsidiary, who:

                         (i)            is the Beneficial Owner, directly or indirectly, of 20% or more of the voting power of the outstanding Voting Stock of the Company; or

                         (ii)            is an Affiliate of the Company and at any time within the three-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of 20% or more of the voting power of the then outstanding Voting Stock of the Company.

            For the purpose of determining whether a person is an Interested Shareholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by the person through application of subsection (d) of this Section I but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants, options or otherwise. The term "interested shareholder" shall not mean any entity or person holding or owning Voting Stock for, or through participation in, any purchase, savings, option, bonus, appreciation, profit sharing, thrift, incentive, pension, stock ownership or similar plan for employees or officers of the Company or any Subsidiaries.

             (l)            "Market Value" means:

                         (i)            in the case of stock, the highest closing sale price during the 30 calendar day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange listed stocks, or, if such stock is not quoted on such Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30 calendar day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotation is available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors at a meeting of the Board of Directors at which a quorum consisting of at least a majority of the then continuing Directors is present; and

                         (ii)            in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors at a meeting of the Board of Directors at which a quorum consisting of at least a majority of the then Continuing Directors is present.

             (m)            "Subsidiary" means any corporation of which voting stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the Company.

             (n)            "Valuation Date" means:

                         (i)            for a Business Combination voted upon by shareholders, the later of the day prior to the date of the shareholders' vote or the date 20 business days prior to the consummation of the Business Combination; and

                         (ii)            for a Business Combination not voted upon by shareholders, the date of the consummation of the Business Combination.

             (o)            "Voting Stock" means shares of capital stock of the Company entitled to vote generally in an election of directors.

            Section 2.            Minimum Share Vote Requirements. In addition to any affirmative vote otherwise required by law or these Articles of Incorporation (and notwithstanding that a lesser percentage may be specified by law or these Articles of Incorporation) and except as otherwise expressly provided in Section 3 of this Article XI, any Business Combination shall require the recommendation of the Board of Directors and the affirmative vote of the holders of at least (i) 80% of the voting power of the then outstanding Voting Stock of the Company, voting together as a single class, and (ii) two-thirds of the voting power of the then outstanding Voting Stock of the Company other than Voting Stock beneficially owned by the Interested Shareholder who is, or whose Affiliate is, a party to the Business Combination or by an Affiliate or Associate of such Interested Shareholder, voting together as a single class.

            Section 3.            Exemptions from Minimum Share Vote Requirements. The provisions of Section 2 of this Article XI shall not be applicable to any Business Combination, and such Business Combination shall require only such affirmative vote (if any) as is required by law or any other provisions of these Articles of Incorporation, if all conditions specified in either of the following subsections (a) or (b) are met:

             (a)            The Business Combination shall have been approved by a resolution adopted by a majority of the Continuing Directors at a meeting of the Board of Directors at which a quorum consisting of at least a majority of the then Continuing Directors was present; or

             (b)            Each of the following three conditions have been met:

                         (i)            The aggregate amount of cash and the Market Value as of the Valuation Date of consideration other than cash to be received per share by shareholders in such Business Combination is at least equal to the higher of the following:

                                    (1)            the highest per share price paid by such Interested Shareholder for any shares of stock acquired by it (A) within the three-year period immediately prior to the Announcement Date with respect to such Business Combination, or (B) within the three-year period immediately prior to, or in, the transaction in which such Interested Shareholder became an Interested Shareholder, whichever is higher; plus, in either case, interest compounded annually from the earliest date on which such highest per share acquisition price was paid through the consummation date of the Business Combination at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the market value of any dividends paid other than in cash, per share of stock since such earliest date, up to the amount of such interest; and

                                     (2)            a multiple of Book Value of the Company equal to the highest such multiple paid by such Interested Shareholder for any shares of stock acquired by it (A) within the three-year, period immediately prior to the Announcement Date with respect to such Business combination, or (B) within the three-year period immediately prior to, or in, the transaction in which such Interested Shareholder became an Interested Shareholder, whichever is higher, times the Book Value per common share of the Company determined as of the Valuation Date.

                         (ii)            The consideration to be received by shareholders in such Business Combination is in cash or in the same form as the Interested Shareholder has used to acquire the largest number of shares previously acquired by it.

                         (iii)            The holders of all outstanding shares of stock not beneficially owned by such Interested Shareholder immediately prior to the consummation of such Business Combination are entitled to receive in such Business Combination cash or other consideration for such shares in compliance with paragraphs (i) and (ii) of this subsection (b).

            Section 4.            Restriction on Business. Combinations. Notwithstanding anything to the contrary contained in these Articles of Incorporation or the Act, the Company shall not engage in any Business Combination with any entity or person who is at the time of such Business combination an Interested Shareholder, unless such person or entity became an Interested Shareholder prior to January 11, 1994, for a period of three years following the Determination Date unless such Business Combination or the transaction in which the Interested Shareholder became an Interested Shareholder is approved by a majority of the Independent Members of the board of directors of the Company prior to the Determination Date.

            Section 5.            Amendment or Repeal. Notwithstanding any requirements of law or any other provisions of these Articles of Incorporation (and notwithstanding that a lesser percentage may be specified by law or these Articles of Incorporation), the affirmative vote of the holders of at least (i) 80% of the voting power of the then outstanding Voting Stock of the Company, voting together as a single class, and (ii) two-thirds of the voting power of the then outstanding Voting Stock of the Company which is not beneficially owned by any Interested Shareholder, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article XI.

ARTICLE II

CERTIFICATE

            2.1            The undersigned certifies that these Second Amended and Restated Articles of Incorporation contain an amendment to the Amended and Restated Articles of Incorporation that does not require shareholder approval. The amendment deletes Article VI, Section 3 of the Amended and Restated Articles of Incorporation it its entirety.

            2.2            The Board of Directors duly adopted the Second Amended and Restated Articles of Incorporation at a meeting duly called and held on April 23, 2013, without shareholder action. Shareholder approval was not required.

            2.3            The amendment does not provide for an exchange, reclassification or cancellation of issued shares of stock of the Corporation.

            IN TESTIMONY WHEREOF, these Second Amended and Restated Articles of Incorporation have been executed on behalf of the undersigned Corporation, by and through its duly authorized officer, this 24th day of April, 2013.

S.Y. BANCORP, INC.

By:	/s/ David P. Heintzman
David P. Heintzman
Chairman and Chief Executive Officer

THIS INSTRUMENT PREPARED BY:

/s/ C. Craig Bradley, Jr.
C. Craig Bradley, Jr.
STITES & HARBISON, PLLC
400 West Market Street Suite 1800
Louisville, Kentucky 40202
(502) 587-3400